Exhibit 99.1

CRITEO DISMISSES ANONYMOUS BLOG POST

NEW YORK – December 5, 2016 - Criteo S.A. (NASDAQ: CRTO), the performance marketing technology company, today responds to a blog post published on November 30, 2016 on Seeking Alpha by an anonymous author, directed at the Company and its business model.

The Company hereby re-affirms its categorical dismissal of the post’s contents.

The allegations contained in the post are utterly baseless and include a number of unsubstantiated and false statements about Criteo’s business model and operations. Criteo’s client retention rate of over 90%, maintained for 21 consecutive quarters, proves that there is no validity to the post’s assertions.

By his own admission, the author’s motives in publishing the post were to obtain financial gains by short selling Criteo’s stock and to entice other investors to adopt the same conduct. Based on the content of the post, the author failed to clarify any facts relating to Criteo’s business model with Company officials before releasing the post.

Criteo’s policy is to not comment on market rumors or speculation, and therefore, Criteo invites its investors to consult its public filings with the U.S. Securities and Exchange Commission or to contact Criteo directly.

About Criteo

Criteo (NASDAQ: CRTO) delivers personalized performance marketing at an extensive scale. Measuring return on post-click sales, Criteo makes ROI transparent and easy to measure. Criteo has over 2,200 employees in 30 offices across the Americas, EMEA and Asia-Pacific, serving 13,000 advertisers worldwide and with direct relationships with 17,500 publishers.

For more information, please visit www.criteo.com.

Contacts

Criteo Public Relations
Emma Ferns, Global PR director, e.ferns@criteo.com

Criteo Investor Relations
Edouard Lassalle, Head of IR, e.lassalle@criteo.com
Friederike Edelmann, Sr. Manager IR, f.edelmann@criteo.com

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